EXHIBIT 10.22

Permira Advisers Limited

20 Southampton Street

London WC2E 7QH

Tel: +44 (0) 20 7632 1000

Fax: +44 (0) 20 7497 2174

www.permira.com

[Permira Letterhead]

April 29, 2004

Memec, Inc.

3721 Valley Centre Drive

San Diego, CA 92130

Ladies and Gentlemen:

1. Reference is hereby made to that certain Investment Agreement, dated August 4, 2000, between Memec Group Holdings Limited (“MGHL”) and the shareholders of MGHL, as amended to date (the “Investment Agreement”) pursuant to which Permira Advisers Limited (“Permira”) has received certain compensation.

2. Reference is also made to that certain Exchange Agreement, dated as of the date hereof (the “Exchange Agreement”), between MGHL, Memec, Inc. (“Memec”) and the shareholders named therein, which Exchange Agreement is being entered into concurrently with this letter in order to facilitate the proposed initial public offering of Memec (the “IPO”).

3. As consideration and as an inducement for Permira and certain related entities to terminate the fee payments to Permira required under the Investment Agreement, Memec and Permira agree that immediately following the consummation of the IPO, notwithstanding anything set forth in the Investment Agreement, in connection with the termination of the Investment Agreement as provided in the Exchange Agreement, Memec shall pay to Permira a one-time termination fee of $2,000,000, payable immediately following the consummation of the IPO. In addition Memec shall pay Permira the sum of $2,000,000, in satisfaction of MGHL’s annual fee obligation pursuant to Section 10.3 of the Investment Agreement, assuming the IPO is consummated by 16th October 2004.

[Permira Letterhead]

4. From and after the fulfillment of the obligations set forth in Section 3 of this letter, as set forth in the Exchange Agreement neither Memec nor Permira will have any surviving obligations towards one another under the Investment Agreement. Notwithstanding the foregoing Memec shall reimburse Permira for the reasonable transaction costs (including travel costs to the extent such costs are in accordance with Memec policy) and transaction expenses (including those incurred for reasonable legal and/or other professional advice)(including VAT, where applicable) incurred by Permira in connection with any matters arising as a result of or in connection with the holding of shares of capital of MGHL by Permira Europe II Nominees Limited or Permira UK Venture IV Nominees Limited; provided that such obligation shall solely be based on, arise out of, or otherwise be in respect of matters arising before the consummation of the IPO; and provided further that any request for reimbursement of such costs or expenses arising prior to the consummation of the IPO is submitted to the Company in writing within 30 days following the closing of the IPO.

Very truly yours: PERMIRA ADVISERS LIMITED

By:	/s/ VERONICA ENG

Name: Veronica Eng Title: Partner

ACCEPTED AND AGREED: MEMEC, INC.

By:	/s/ DOUG LINDROTH

Name: Title: